EATON VANCE TAX-ADVANTAGED DIVIDEND INCOME FUND

Supplement to Prospectus dated February 18, 2022

The following changes are effective September 30, 2022:

The following replaces the sixth paragraph under “The Adviser” in “Management of the Trust” in the Prospectus:

John H. Croft, CFA, Derek J.V. DiGregorio, Aaron S. Dunn, CFA and Bradley T. Galko, CFA comprise the investment team responsible for the overall management of specific segments of the Fund’s investments as well as allocations of the Fund’s assets between common and preferred stocks. Mr. Croft is a Vice President of Eaton Vance and has been a portfolio manager of the Fund since March 2010. Mr. Dunn is a Vice President of Eaton Vance, has been employed by Eaton Vance for more than five years and has been a portfolio manager of the Fund since December 2017. Mr. Galko is a Vice President of Eaton Vance, has been employed by Eaton Vance for more than five years and has been a portfolio manager of the Fund since February 2020. Mr. DiGregorio is a Vice President of Eaton Vance, has been employed by Eaton Vance for more than five years and has been a portfolio manager of the Fund since July 2021. All of the portfolio managers manage other Eaton Vance portfolios.

July 25, 2022

EATON VANCE TAX-ADVANTAGED DIVIDEND INCOME FUND

Supplement to Statement of Additional Information dated February 18, 2022

The following changes are effective September 30, 2022:

The following replaces the tables under “Portfolio Managers.” in “Investment Advisory and Other Services”:

	Number of All Accounts	Total Assets of All Accounts	Number of Accounts Paying a Performance Fee	Total Assets of Accounts Paying a Performance Fee
John H. Croft(1)
Registered Investment Companies	9	$ 8,665.0	0	$0
Other Pooled Investment Vehicles	0	$ 0	0	$0
Other Accounts	0	$ 0	0	$0
Derek J.V. DiGregorio(1)
Registered Investment Companies	9	$ 7,199.2	0	$0
Other Pooled Investment Vehicles	0	$ 0	0	$0
Other Accounts	0	$ 0	0	$0
Aaron S. Dunn(1)(2)
Registered Investment Companies	6	$ 6,778.4	0	$0
Other Pooled Investment Vehicles	2	$ 96.3	0	$0
Other Accounts	23	$ 2,096.9	0	$0
Bradley T. Galko(1)(2)
Registered Investment Companies	6	$ 6,778.4	0	$0
Other Pooled Investment Vehicles	2	$ 96.3	0	$0
Other Accounts	23	$ 2,096.9	0	$0
(1)	This portfolio manager serves as portfolio manager of one or more registered investment companies that invests or may invest in one or more underlying registered investment companies in the Eaton Vance family of funds or other pooled investment vehicles sponsored by Eaton Vance. The underlying investment companies may be managed by this portfolio manager or another portfolio manager.
(2)	This portfolio manager provides advisory services for certain of the “Other Accounts” on a nondiscretionary or model basis. For “Other Accounts” that are part of a wrap account program, the number of accounts is the number of sponsors for which the portfolio manager provides advisory services rather than the number of individual customer accounts within each wrap account program. The assets managed may include assets advised on a nondiscretionary or model basis.

The following table shows the dollar range of shares of the Fund beneficially owned by the portfolio manager as of the Fund’s most recent fiscal year ended October 31, 2021 and in the Eaton Vance Family of Funds as of December 31, 2021.

Portfolio Manager	Dollar Range of Equity Securities Beneficially Owned in the Trust	Aggregate Dollar Range of Equity Securities Beneficially Owned in the Eaton Vance Family of Funds
John H. Croft	None	$500,001 - $1,000,000
Derek J.V. DiGregorio	None	$100,001 - $500,000
Aaron S. Dunn	$1 - $10,000	Over $1,000,000
Bradley T. Galko	$10,001 - $50,000	Over $1,000,000

July 25, 2022